EXHIBIT 99.1

IR Agency Contact:	Company IR Contact	Media Contact:
Kirsten Chapman/ Rebecca Herrick	Pacific Ethanol, Inc.	Paul Koehler
Lippert / Heilshorn & Assoc.	916-403-2755	Pacific Ethanol, Inc.
415-433-3777	866-508-4969	503-235-8241
Investorrelations@pacificethanol.net		paulk@pacificethanol.net

PACIFIC ETHANOL, INC. CLOSES PREVIOUSLY ANNOUNCED PURCHASE, SALE, AND FINANCING TRANSACTIONS

Sacramento, CA, October 7, 2010 – Pacific Ethanol, Inc. (PEI, NASDAQ CM: PEIX), the leading West Coast marketer and producer of low-carbon renewable fuels, announced today that it has closed the following four transactions, which were previously announced on September 28, 2010:

●	The issuance of senior convertible notes and warrants and the receipt of cash proceeds in the aggregate amount of $35.0 million;
●	The sale of its minority ownership interest in Front Range Energy, LLC for $18.5 million in cash;
●	The purchase for $23.3 million of a 20% ownership interest in New PE Holdco LLC, which is the owner of PEI’s previously-owned four ethanol production facilities; and
●	The retirement of an aggregate of $17.0 million in corporate debt, which had been in default, including accrued interest and fees, owed to Lyles United LLC and Lyles Mechanical Co.

Neil Koehler, PEI’s president and CEO, stated, “With the closing of these transactions, we have successfully completed the restructuring of our company. I want to thank our employees, lenders, investors, customers and strategic partners, whose support has made this possible. We are excited about our future growth prospects and are keenly focused on enhancing stockholder value.”

Lazard Capital Markets LLC acted as the exclusive placement agent for PEI in the senior convertible note and warrant offering.

About Pacific Ethanol, Inc.
Pacific Ethanol, Inc. (NASDAQ CM: PEIX) is the leading West Coast marketer and producer of low-carbon renewable fuels. Pacific Ethanol also sells co-products, including wet distillers grain, or WDG, which is a highly valuable nutritional animal feed. Serving integrated oil companies and gasoline marketers who blend ethanol into gasoline, Pacific Ethanol provides transportation, storage and delivery of ethanol through third-party service providers in the Western United States, primarily in California, Nevada, Arizona, Oregon, Colorado, Idaho and Washington. Management seeks to choose destination plants with optimal distribution criteria for ethanol and co-products and currently manages two operating plants in Oregon and Idaho as well as two idled facilities in California. Pacific Ethanol’s subsidiary, Kinergy Marketing LLC, markets ethanol from Pacific Ethanol’s managed plants and from other third-party production facilities, and another subsidiary, Pacific Ag. Products, LLC, markets WDG. For more information please visit www.pacificethanol.net.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
With the exception of historical information, the matters discussed in this press release including, without limitation:  the ability of Pacific Ethanol to continue as the leading West Coast marketer and producer of low-carbon renewable fuels, are forward-looking statements and considerations that involve a number of risks and uncertainties. The actual future results of Pacific Ethanol could differ from those statements. Factors that could cause or contribute to such differences include, but are not limited to those factors set forth in the “Risk Factors” section contained in Pacific Ethanol’s most recent Form 10-Q filed with the Securities and Exchange Commission on August 16, 2010, and its Form 10-K filed with the Securities and Exchange Commission on March 31, 2010.

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